UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2024

KBS GROWTH & INCOME REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-56050	47-2778257

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Purchase and Sale Agreement for Sale of The Offices at Greenhouse

On November 14, 2016, KBS Growth & Income REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary (the “Owner”), acquired a five-story Class A office building containing 203,284 rentable square feet located on approximately 4.6 acres of land in Houston Texas (“The Offices at Greenhouse”).

On June 17, 2024, the Owner entered into an option and purchase and sale agreement and escrow instructions (the “Sale Agreement”) for the sale of The Offices at Greenhouse to Capital Commercial Investments, Inc. (the “Purchaser”). The Purchaser is unaffiliated with the Company or its advisor. Pursuant to the Sale Agreement, the sale price for The Offices at Greenhouse is $17.6 million, subject to prorations and closing credits as provided in the Sale Agreement.

The closing is expected to occur no later than July 8, 2024; however the Purchaser has a one-time option to extend the closing an additional fifteen days by paying a $1.0 million closing extension fee. There can be no assurance that the Company will complete the sale of The Offices at Greenhouse. The Purchaser would be obligated to purchase The Offices at Greenhouse only after satisfaction of agreed upon closing conditions. In some circumstances, if the Purchaser fails to complete the acquisition, it may forfeit up to $3.0 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS GROWTH & INCOME REIT, INC.

Dated: June 24, 2024	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel

Chief Financial Officer, Treasurer and Secretary